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                                                                    Exhibit 99.1
                                                                    ------------

[VIASYS LOGO]                                                       NEWS RELEASE
                                                     Media Contact: 781-622-1252
                                                  Investor Contact: 781-622-1111


           VIASYS HEALTHCARE REPORTS THIRD QUARTER FINANCIAL RESULTS
                         PROVIDES GUIDANCE THROUGH 2003



KING OF PRUSSIA, Penn., October 30, 2001 - Viasys Healthcare Inc. today reported that net income, excluding restructuring and other unusual costs, rose 22 percent to $5.0 million for the third quarter of 2001, up from $4.0 million in 2000. Viasys Healthcare will be spun off from Thermo Electron Corporation (NYSE:TMO) as a tax-free dividend to Thermo Electron shareholders on November 15, 2001. Revenues grew 5.7 percent to $87.9 million for the 2001 period, compared with $83.2 million last year, primarily driven by strong sales of respiratory care products. Third quarter gross margins increased to 48.1 percent in the 2001 quarter, from 47.3 percent in 2000, while operating income, excluding restructuring and other unusual costs, rose to $8.9 million in 2001, from $8.2 million a year ago.

     "We are pleased to announce solid organic revenue and earnings growth this quarter," said Randy Thurman, president and chief executive officer of Viasys Healthcare. "These improvements allowed us to increase R&D spending, while still delivering double-digit gains in net income. We anticipate that our investments in new-product development will pay off in strong revenue growth over the next several years and will solidify our leadership position in the respiratory care and neurocare markets. Likewise, we expect that our focus on further integrating our operations should lead to increased earnings and provide significant value to our shareholders."

     Commenting on the company's future prospects, Mr. Thurman said, "We expect positive momentum to continue in the fourth quarter of this year, with new respiratory care and neurocare products beginning to contribute to revenue growth. We expect to deliver total sales of $90 to $91 million, representing growth of approximately 5 percent year-over-year. We believe that these new higher-margin products, combined with the initial impact of a corporate-wide restructuring in manufacturing and distribution and our ongoing focus on streamlining our sales, marketing, and administrative infrastructure, will also lead to improved margins. We are projecting fourth quarter gross margins in excess of 48.5 percent, and operating income and net income, excluding restructuring and other unusual costs, of approximately $10.0 million and $5.0 million, respectively. For the full-year 2001, we expect revenues of approximately $356 million and EBITDA nearing the $50 million mark.

     "For 2002, we expect to achieve total revenue growth of approximately 5 percent over 2001, as we begin to benefit from the introduction of next-generation ventilation platforms that target an expanded customer audience, growth in our neurocare segment, as well as the launch of new products in each of our three business segments. For the full-year 2002, we expect gross margins to remain at or above our anticipated levels for the fourth quarter of 2001. Our goal by the end of 2002 is to have realized approximately $10 million in annualized operating cost savings. Excluding restructuring and other unusual costs, we expect 2002 operating income to grow in the range of 13 to 15 percent over 2001, with net income increasing in the range of 14 to 16 percent. We anticipate full-year 2002 EBITDA to reach approximately $55 million.

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     "Our goal for 2003 is to accelerate revenue growth to the high single digits, as we expect to benefit from current increases in R&D spending and the sale of new products now in the development pipeline, including solutions for the diagnosis and treatment of asthma, stroke rehabilitation, adult respiratory distress syndrome, and systems used in the critical care and surgical arenas," Mr. Thurman continued. "Further, we plan to leverage revenue growth into longer-term expansion of net income in the range of 13 to 15 percent, driven by expected improvements in gross margins and operational efficiency, and an anticipated reduction in the corporate tax rate."

     This press release does not constitute an offer of any securities for sale.

     Viasys Healthcare designs, manufactures, and markets a variety of medical devices, instruments, and specialty products for use in a range of healthcare services. It operates through three divisions. The Respiratory Care group makes instruments and equipment for the diagnosis and treatment of respiratory, circulatory, and sleep-related disorders. The Neurocare group makes diagnostic and monitoring devices for nerve, brain, hearing, and other disorders. The Medical/Surgical Products group manufactures surgical implant components, critical care tube-feeding systems, medical-grade polyurethanes, surgical barrier-control systems, as well as a line of wireless patient-monitoring systems. Headquartered in King of Prussia, Pennsylvania, Viasys Healthcare employs approximately 1,800 people worldwide, and has distribution channels in approximately 150 countries. In 2000, it had revenues of $345 million. For more information on Viasys Healthcare, visit www.viasyshealthcare.com.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, goals, plans, and projections regarding the company's financial position, results of operations, market position, product development, and business strategy. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, governmental regulations and legislation, patent positions, litigation, and risks related to the distribution of our common stock to Thermo Electron shareholders. For further details and a discussion of these and other risks and uncertainties, please see the company's registration statement on Form 10, dated October 26, 2001, which is filed with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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FINANCIAL HIGHLIGHTS (UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

CONSOLIDATED STATEMENT OF INCOME

                                                                      Three Months Ended               Nine Months Ended
                                                                      ------------------               -----------------
                                                               Sept. 29, 2001  Sept. 30, 2000  Sept. 29, 2001  Sept. 30, 2000
-----------------------------------------------------------------------------------------------------------------------------
Revenues                                                            $  87,936       $  83,185       $ 265,226       $ 259,667
                                                                    ---------       ---------       ---------       ---------
Costs and Operating Expenses:
  Cost of revenues                                                     45,667          43,880         139,779         134,227
  Selling, general, and administrative expenses                        26,149          24,610          79,185          75,336
  Research and development expenses                                     7,258           6,525          21,016          18,034
  Restructuring and other unusual costs, net                              716             566           1,840           1,582
                                                                    ---------       ---------       ---------       ---------
                                                                       79,790          75,581         241,820         229,179
                                                                    ---------       ---------       ---------       ---------
Operating Income                                                        8,146           7,604          23,406          30,488
Interest Income                                                            42              16             102             102
Interest Expense                                                         (466)           (556)         (1,446)         (1,541)
Other Income (expense), net                                               103              30             (31)            (38)
                                                                    ---------       ---------       ---------       ---------
Income Before Provision for Income Taxes and Minority Interest          7,825           7,094          22,031          29,011
Provision for Income Taxes                                             (3,287)         (3,348)         (9,253)        (12,088)
Minority Interest Expense                                                  --              --              --            (191)
                                                                    ---------       ---------       ---------       ---------
Net Income                                                          $   4,538       $   3,746       $  12,778       $  16,732
                                                                    =========       =========       =========       =========
Basic and Diluted Earnings per Share                                $     .17       $     .14       $     .49       $     .64
                                                                    =========       =========       =========       =========
Weighted Average Shares:
  Basic                                                                26,000          26,000          26,000          26,000
                                                                    =========       =========       =========       =========
  Diluted                                                              26,000          26,000          26,000          26,000
                                                                    =========       =========       =========       =========

OTHER FINANCIAL DATA
Adjusted EBITDA (a)                                                 $  12,511       $  11,556       $  35,811       $  42,372
Pro Forma Net Income (b)                                            $   4,953       $   4,045       $  13,845       $  17,655
Pro Forma Diluted Earnings per Share (b)                                  .19             .16             .53             .68

(a) Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation, amortization of goodwill and other intangibles, and restructuring and other unusual costs, net.
(b)  Excludes restructuring and other unusual costs, net.